AGREEMENT OF SUBSTITUTION AND AMENDMENT OF
                         COMMON SHARES RIGHTS AGREEMENT

     This Agreement of Substitution and Amendment is entered into on September 26, 2003 to be effective as of February 26, 2002, by and between Albertson's, Inc., a Delaware corporation (the "Company"), and American Stock Transfer and Trust Company, a New York banking corporation ("AST").

                                    RECITALS

A. On or about December 6, 1996, the Company entered into a common shares rights agreement, which was amended on August 2, 1998 and March 16, 1999 (the "Rights Agreement") with ChaseMellon Shareholder Services, L.L.C. (the "Predecessor Agent") as rights agent.

B.            The Company wishes to remove the Predecessor Agent and substitute
               AST as rights agent pursuant to Section 21 of the Rights
              Agreement.

C. The Company has given the Predecessor Agent notice of the removal of the Predecessor Agent as rights agent.

                                    AGREEMENT

     NOW,   THEREFORE,   in   consideration   of  the  foregoing  and  of  other
consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Section 21 of the Rights Agreement is hereby amended to provide that any successor rights agent shall, at the time of its appointment as rights agent, have a combined capital and surplus of at least $10 million, rather than $50 million.

2. The Company hereby appoints AST as rights agent pursuant to Section 21 of the Rights Agreement, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

3. AST hereby accepts the appointment as rights agent pursuant to Section 21 of the Rights Agreement and agrees to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

4. From and after February 26, 2002, the effective date hereof, each and every reference in the Rights Agreement to a "Rights Agent" shall be deemed to be a reference to AST.


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5.       Section 26 of the Rights Agreement is amended to provide that notices or demands shall be addressed as follows (until another address is filed):

         If to the Company:

                                    Albertson's, Inc.
                                    250 Parkcenter Boulevard
                                    Boise, Idaho 83726
                                    Attention: Corporate Secretary
         If to AST:
                                    American Stock Transfer & Trust Company
                                    59 Maiden Lane
                                    New York, NY 10038
                                    Attention:  Shareholder Services Division

6. Except as expressly modified herein, the Rights Agreement shall remain in full force and effect.

7. This Agreement of Substitution and Amendment may be executed in one or more counterparts, each of which shall together constitute one and the same document.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed to be effective as of February 26, 2002.

                                    ALBERTSON'S, INC.


                                    By:  /s/  Kaye L. O'Riordan
                                         ----------------------
                                         Kaye L. O'Riordan
                                         Vice President and Corporate Secretary


                                    AMERICAN STOCK TRANSFER &
                                    TRUST COMPANY

                                    By:  /s/  Joseph F. Wolf
                                         -------------------
                                         Name:  Joseph F. Wolf
                                         Title: Vice President